Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation in this Registration Statement of Majesco Entertainment Company and Subsidiary on Form S-3 of our report dated January 31, 2011, relating to the 2010 consolidated financial statements of Majesco Entertainment Company and Subsidiary appearing in the Annual Report on Form 10-K of Majesco Entertainment Company and Subsidiary for the year ended October 31, 2010, and to the reference to us under the heading “Experts’ in the Prospectus, which is part of this Registration Statement.
/s/ EisnerAmper LLP
May 2, 2011
Edison, New Jersey